23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NiteKlubz International, Inc. (A Development Stage Company)

We consent to the incorporation in the registration statement dated on or about September 28, 2005 on Form SB-2 of NiteKlubz International, Inc. (A Development Stage Company) of our auditors’ report dated August 26, 2005 and the related statements of operations, stockholders’ equity and deficit accumulated during the development stage and cash flows for the period from May 24, 2004 (date of inception) to May 31, 2005 and the cumulative totals for the development stage operations from May 24, 2004 (inception) through May 31, 2005.

We also consent to the reference to us as experts in matters of accounting and audit in this registration statement.

/s/ Smythe Ratcliffe
Chartered Accountants

Vancouver, Canada
September 28, 2005